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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Blue Rhino Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

095811105

(Cusip Number)

April 20, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

13G
CUSIP No. 095811105

1.	Name of Reporting Person: Strategic Associates, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: PN

13G
CUSIP No. 095811105

1.	Name of Reporting Person: Cahill, Warnock Strategic Partners, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: PN

13G
CUSIP No. 095811105

1.	Name of Reporting Person: Camden Partners Strategic II, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: OO

13G
CUSIP No. 095811105

1.	Name of Reporting Person: Camden Partners Strategic Fund II-A, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: PN

13G
CUSIP No. 095811105

1.	Name of Reporting Person: Camden Partners Strategic Fund II-B, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: PN

13G
CUSIP No. 095811105

1.	Name of Reporting Person: David L. Warnock		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: IN

13G
CUSIP No. 095811105

1.	Name of Reporting Person: Donald W. Hughes		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: IN

13G
CUSIP No. 095811105

1.	Name of Reporting Person: Richard M. Johnston		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: IN

13G
CUSIP No. 095811105

1.	Name of Reporting Person: Richard M. Berkeley		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: IN

13G
CUSIP No. 095811105

1.	Name of Reporting Person: Edward L. Cahill		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☒

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: IN

Item 1.

     (a) Blue Rhino Corporation

     (b) 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104

Item 2.

     (a) This statement is filed on behalf of Strategic Associates, L.P. (“SA”), Cahill, Warnock Strategic Partners, L.P. (“CWSP”), Camden Partners Strategic Fund II-A, L.P. (“CPS II-A”), Camden Partners Strategic Fund II-B, L.P. (“CPS II-B”), Camden Partners Strategic II, LLC (“CPS”), Edward L. Cahill, David L. Warnock, Donald W. Hughes, Richard Johnston, and Richard Berkeley. CWSP is the general partner of SA. CPS is the general partner of each of CPS II-A and CPS II-B. Messrs. Warnock, Hughes and Cahill are the general partners of CWSP. Messrs. Warnock, Hughes, Johnston and Berkeley are the Managing Members of CPS II. SA, CPS II-A, CPS II-B, and Mr. Warnock are the direct beneficial owners of the issuer’s securities. Each of CWSP and CPS may be deemed an indirect beneficial owner of the issuer’s securities by virtue of its status as a general partner. Each of the individual general partners and managing members may be deemed to be an indirect beneficial owner of the issuer’s securities by virtue of its status as a general partner or managing member.

     (b) One South Street, Suite 2150, Baltimore, MD 21202

     (c) United States

     (d) Common Stock

     (e) 095811105

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [   ] Broker or dealer registered under section 15 of the Act (15 U. S.C. 78o).

     (b) [   ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c). ,

     (c) [   ] Insurance company as defined in section 3(a)(l 9) of the Act (15 U.S.C. 78c).

     (d) [   ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [   ] An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

     (f) [   ] An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

     (g) [   ] A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

     (h) [   ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [   ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [   ] Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a) Amount Beneficially Owned: 0

     (b) Percent of Class: 0

     (c) Number of shares as to which such Reporting Person has:

     (i) sole power to vote or to direct the vote: 0

     (ii) shared power to vote or to direct the vote: 0

     (iii) sole power to dispose or to direct the disposition: 0

     (iv) shared power to dispose or to direct the disposition: 0

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits

     Exhibit 1 — Agreement regarding filing of joint Schedule 13G (attached).

     Exhibit 2 — Power of Attorney for David L. Warnock (previously filed as Exhibit 2 to Schedule 13D/A filed with respect to Concorde Career Colleges, Inc. on February 25, 2003, incorporated herein by reference).

     Exhibit 3 — Power of Attorney for Richard M. Johnston (previously filed as Exhibit 3 to Schedule 13G filed with respect to Pharmanetics, Inc. on May 12, 2003, incorporated herein by reference).

     Exhibit 4 — Power of Attorney for Richard M. Berkeley (previously filed as Exhibit 4 to Schedule 13G filed with respect to Pharmanetics, Inc. on May 12, 2003, incorporated herein by reference).

     Exhibit 5 — Power of Attorney for Edward L. Cahill (previously filed as Exhibit 3 to Schedule 13G/A filed with respect to Kennedy-Wilson, Inc. on February 21, 2003, incorporated herein by reference).

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 14, 2004

STRATEGIC ASSOCIATES, L.P.

By: Cahill, Warnock Strategic Partners, L.P., its general partner

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: General Partner

CAHILL, WARNOCK STRATEGIC PARTNERS, L.P.

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: General Partner

CAMDEN PARTNERS STRATEGIC FUND II-A, L.P.

By: Camden Partners Strategic II, LLC, its general partner

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: Managing Member

CAMDEN PARTNERS STRATEGIC FUND II-B, L.P.

By: Camden Partners Strategic II, LLC, its general partner

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: Managing Member

CAMDEN PARTNERS STRATEGIC II, LLC

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: Managing Member

DAVID L. WARNOCK

/s/ Donald W. Hughes, as Attorney-in-Fact

Name: David L. Warnock

DONALD W. HUGHES

/s/ Donald W. Hughes

Name: Donald W. Hughes

RICHARD M. JOHNSTON

/s/ Donald W. Hughes, as Attorney-in-Fact

Name: Richard M. Johnston

RICHARD M. BERKELEY

/s/ Donald W. Hughes, as Attorney-in-Fact

Name: Richard M. Berkeley

EDWARD L. CAHILL

/s/ Donald W. Hughes, as Attorney-in-Fact

Name: Edward L. Cahill

Exhibit 1

AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission the statement on Schedule 13G (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

STRATEGIC ASSOCIATES, L.P.

By: Cahill, Warnock Strategic Partners, L.P., its general partner

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: General Partner

CAHILL, WARNOCK STRATEGIC PARTNERS, L.P.

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: General Partner

CAMDEN PARTNERS STRATEGIC FUND II-A, L.P.

By: Camden Partners Strategic II, LLC, its general partner

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: Managing Member

CAMDEN PARTNERS STRATEGIC FUND II-B, L.P.

By: Camden Partners Strategic II, LLC, its general partner

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: Managing Member

CAMDEN PARTNERS STRATEGIC II, LLC

/s/ Donald W. Hughes

Name: Donald W. Hughes
Title: Managing Member

DAVID L. WARNOCK

/s/ Donald W. Hughes, as Attorney-in-Fact

Name: David L. Warnock

DONALD W. HUGHES

/s/ Donald W. Hughes

Name: Donald W. Hughes

RICHARD M. JOHNSTON

/s/ Donald W. Hughes, as Attorney-in-Fact

Name: Richard M. Johnston

RICHARD M. BERKELEY

/s/ Donald W. Hughes, as Attorney-in-Fact

Name: Richard M. Berkeley

EDWARD L. CAHILL

/s/ Donald W. Hughes, as Attorney-in-Fact

Name: Edward L. Cahill